FOR IMMEDIATE RELEASE

Neogen® Announces Refinancing of Term Loan and Revolving Credit Facility

Lansing, Mich., April 7, 2025 —Neogen® Corporation (NASDAQ: NEOG), an innovative leader in food safety solutions, announced today the successful refinancing of the remaining $550 million principal of its original $650 million term loan, as well as its revolving credit facility, due in August 2027.

The new $450 million term loan and $250 million revolving credit facility mature in April 2030, extending the previous maturity by over two and a half years. With an upsizing of the Company’s revolving credit facility from $150 million to $250 million and an initial draw of $100 million, the refinancing represents a leverage-neutral transaction. Reflecting the Company’s favorable credit profile and supportive banking partnerships, the new term loan and revolving credit facility bear per annum interest at the Secured Overnight Financing Rate (SOFR) plus a current margin of 175 basis, representing a savings of 60 basis points.

JPMorgan Chase Bank, N.A. served as Administrative Agent and Joint Lead Arranger for the refinancing, with BofA Securities, Inc., Citizens Bank, N.A., Goldman Sachs Bank USA and Wells Fargo Securities, LLC serving as additional Joint Lead Arrangers.

“We are pleased to complete this refinancing, which not only maintains our current liquidity position and extends the maturity of the term loan and revolving credit facility, but also results in a lower interest rate,” said David Naemura, Chief Financial Officer and Chief Operating Officer of Neogen. “The new term loan and revolving credit facility provide us with additional balance sheet flexibility, and we appreciate the support of our entire bank group throughout the process.”

About Neogen

Neogen Corporation is committed to fueling a brighter future for global food security through the advancement of human and animal well-being. Harnessing the power of science and technology, Neogen has developed comprehensive solutions spanning the Food Safety, Livestock, and Pet Health & Wellness markets. A world leader in these fields, Neogen has a presence in over 140 countries with a dedicated network of scientists and technical experts focused on delivering optimized products and technology for its customers.

Contact:

Bill Waelke

(517) 372-9200

ir@neogen.com

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